Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY BEGINS NEGOTIATIONS WITH NOTE HOLDERS AND PROVIDES OPERATIONAL UPDATE

Houston, TX. December 2, 2009 – Dune Energy, Inc. (NYSE AMEX: DNE) today announced it has begun discussions with the holders of a majority of the $300 million in outstanding principal amount of its 10 1/2% Senior Secured Notes due 2012 (CUSIP: 265338AC7), with a view toward developing a comprehensive restructuring of the terms of the notes. In light of these discussions, Dune has notified the trustee under the indenture governing the notes that Dune does not intend to pay interest on the notes when due on the applicable December 1, 2009 interest payment date.

The indenture governing the notes contains a 30 day grace period after which the failure to make such interest payment would constitute an event of default (which would afford the noteholders certain remedies). Dune intends to work during the 30 day grace period to advance discussions with note holders regarding a possible debt restructuring. Given their preliminary nature, it is uncertain whether these discussions will lead to a definitive restructuring arrangement that would be acceptable to Dune’s board of directors.

James A. Watt, President and Chief Executive Officer of the Company, stated “We are pleased to be discussing ways in which we can proactively restructure our current agreements with our note holders to free capital to develop the upside potential in our existing fields and to take advantage of opportunities in the market place. By taking these actions, we believe we can maximize value for all stakeholders.” Mr. Watt also noted, that “At the end of November, we had ample liquidity to make the December 1 interest payment, and we expect the company to continue to generate sufficient liquidity to continue to meet our obligations and fund operations. Consequently, prior to expiration of the interest payment grace period on December 31, 2009, Dune may reconsider making the currently due interest payment on the notes.”

As of November 30, 2009, Dune had approximately $29 million in cash. Under its $40 million revolving credit facility with Wells Fargo Foothill, Dune has approximately $24 million in outstanding borrowings and an additional $8.3 million issued in standby letters of credit. Accordingly, considering its cash position and approximately $7.7 million in remaining borrowing capacity under its revolving credit facility, Dune has approximately $37 million in liquidity.

Operational and Production Update

As a result of several wells detailed in prior press releases commencing production, during the 15-day period ended November 30, 2009, Dune’s production volumes have averaged between 32-35 Mmcfe/day, up from an average of 23 Mmcfe/day in the 3rd quarter of fiscal 2009. In addition, we anticipate being able to bring the South Alvin Gas Unit well on production within the next 10 days at rates between 3 and 4 Mmcfe/day net to the company. This well’s production has been delayed due to repairs on an outside operated pipeline through the area. For the remainder of 2009, we plan several field workovers to offset natural declines in our fields and anticipate commencing a 2-3 well drilling program in our Garden Island Bay field late in December 2009 or in January of 2010.

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300